Sheet1

CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 02/28/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended February 28, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/27/2001	$5,000	Federal National Mtg Assoc.	4.05%	04/11/2002
08/30/2001	5,000	Federal Home Loan Bank	5.00	03/06/2003
09/17/2001	3,000	Federal Home Loan Mtg.	5.00	09/15/2003

Last Updated on 04/25/2002
By Win95 User